Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the

Windstream 401(k) Plan

We hereby consent to the incorporation by reference in Windstream Corporation’s Registration Statement on Form S-8 (333-135849) of our report dated June 23, 2009 with respect to the statements of net assets available for benefits of the Windstream 401(k) Plan as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008 and the related supplemental schedule as of December 31, 2008, which are included in the December 31, 2008 annual report (Form 11-K) of the Windstream 401(k) Plan.

/s/ FROST, PLLC

Certified Public Accountants

Little Rock, Arkansas

June 23, 2009